UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2018

Titan Energy, LLC

(Exact name of registrant specified in its charter)

Delaware	001-35317	90-0812516
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Houston Street, Suite 300

Fort Worth, TX 76102

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: 800-251-0171

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On July 6, 2018, ARP Production Company, LLC and ARP Mountaineer Production, LLC, two wholly-owned subsidiaries of Titan Energy, LLC (the “Company”), agreed to sell their coal-bed methane oil and gas properties in the Black Warrior Basin and in Virginia and West Virginia to Summit Natural Resources, LLC for $57.5 million, subject to customary closing adjustments. The transaction is expected to close prior to the end of the third quarter. The proceeds from the sale will be used to repay a portion of the outstanding borrowings under the Company’s first lien credit facility.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retention Agreements

On July 18, 2018, the Company entered into separate retention agreements (the “Retention Agreements”) with Jeffrey M. Slotterback, its Chief Financial Officer, and Christopher Walker, its Chief Operating Officer (the “Executives”).

The Retention Agreements provide for cash retention payments to Mr. Slotterback and Mr. Walker in the amount of $350,000 and $300,000, respectively (the “Retention Bonus”). The Retention Bonus is payable in two installments: one-half following entry into the Retention Agreements and one-half on or shortly after January 31, 2019 (the “Retention Date”), provided that the respective Executive is actively performing services on behalf of the Company and is employed by Atlas Energy Group, LLC on the Retention Date. If the Executive resigns or is terminated for cause prior to the Retention Date, he must repay any portion of the Retention Bonus received and will not be eligible for the second installment payment of the Retention Bonus. If the Executive is terminated by the Company without cause, however, he will not be required to repay any portion of the Retention Bonus received and will be entitled to a pro-rata portion of the unpaid amount of the Retention Bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 20, 2018	TITAN ENERGY, LLC

	By:	/s/ Jeffrey M. Slotterback
	Name:	Jeffrey M. Slotterback
	Title:	Chief Financial Officer